Exhibit 10.11

FORM OF

MN8 ENERGY, INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The MN8 Energy, Inc. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Company.

2. Definitions. Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

(a) “Board of Directors” or “Board” means the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.

(c) “Committee” shall mean the Compensation Committee of the Board.

(d) “Common Stock” shall mean shares of the common stock, par value $0.01 per share, of the Company.

(e) “Company” shall mean MN8 Energy, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(f) “Company Group” the Company and each of its direct and indirect U.S. Subsidiaries as may exist from time to time.

(g) “Compensation” shall mean the base salary, wages, annual bonuses and commissions paid to an Employee by the Company or a U.S. Subsidiary as compensation for services to the Company or a U.S. Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, vacation pay, holiday pay, jury duty pay and funeral leave pay, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and income received in connection with stock options or other equity or equity-based awards, in each case, as applicable.

(h) “Continuous Service” shall mean the period of time, uninterrupted by a termination of employment (other than a termination as a result of a transfer of employment among the Company or a U.S. Subsidiary that does not constitute a “separation from service” pursuant to the Nonqualified Deferred Compensation Rules), that an Employee has been employed by the Company or a U.S. Subsidiary (or any combination of the foregoing) immediately preceding an Offering Date. Such period of time shall include any approved leave of absence.

(i) “Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.

(j) “Employee” shall mean any person who is actively employed by the Company or a U.S. Subsidiary as a common law employee, including those who are co-employed by the Company and a professional employer organization. Any individual who performs services for the Company or a U.S. Subsidiary as an independent contractor or solely through a leasing or employment agency shall not be considered an Employee.

(k) “Employer” shall mean the member of the Company Group that employs the relevant Employee.

(l) “Enrollment Form” shall mean the form prescribed by the Committee or the Company which must be completed and executed by an Employee who elects to participate in the Plan.

(m) “ESPP Share Account” shall mean an account into which Common Stock purchased with accumulated payroll deductions on the Exercise Date are held on behalf of a Participant.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(o) “Exercise Date” shall mean (i) with respect to the Offering Period beginning on or about January 1, June 30 or the last trading day immediately preceding June 30, and (ii) with respect to the Offering Period beginning on or about July 1, December 31 or the last trading day immediately preceding December 31, or such other date(s) as determined by the Committee.

(p) “Fair Market Value” means, as of any specified date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock on that date as reported in The Wall Street Journal (or if no sales occur on that date, on the last preceding date on which such sales of the Common Stock are so reported); (ii) if the Common Stock is not traded on a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made under the Plan, the average between the reported high and low bid and asked prices of Common Stock on the specified date (or if no sales occur on that date, on the most recently preceding date on which Common Stock was traded over the counter); or (iii) in the event Common Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including, without limitation, the Nonqualified Deferred Compensation Rules.

(q) “Nonqualified Deferred Compensation Rules” shall mean the limitations or requirements of Code Section 409A and the guidance and regulations promulgated thereunder.

(r) “Offering Date” shall mean, as applicable, (i) January 1 or the first trading day immediately following January 1 of each Plan Year, and (ii) July 1 or the first trading day immediately following July 1 of each Plan Year, or such other date(s) as determined by the Committee.

(s) “Offering Period” or “Period” shall mean the period beginning on each Offering Date and ending on the relevant Exercise Date.

(t) “Option Price” shall mean the purchase price of a share of Common Stock hereunder as provided in Section 10 hereof.

(u) “Participant” shall mean any Employee who (i) is eligible to participate in the Plan under Section 6 hereof and (ii) elects to participate.

(v) “Plan” shall mean this MN8 Energy, Inc. Employee Stock Purchase Plan, as the same may be amended from time to time.

(w) “Plan Account” or “Account” shall mean an account established and maintained in the name of each Participant.

(x) “Plan Year” shall mean the twelve (12) month period commencing on January 1 of the year following the year in which the Effective Date falls and each successive twelve (12) month period thereafter, or such other period as may be specified by the Committee.

(y) “U.S. Subsidiary” means any corporation (other than the Company) incorporated or organized in the United States (a “U.S. Company”) in an unbroken chain of U.S. Companies beginning with the Company if, at the time of the granting of the option under the Plan, each of the U.S. Companies other than the last U.S. Company in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other U.S. Companies in such chain. The term corporation in the preceding sentence has the meaning prescribed by Code Section 7701(a)(3) and Treasury Regulation Section 301.7701-2(b). For example, a corporation for purposes of the preceding sentence includes an S corporation (as defined in Code Section 1361) and a limited liability company that is treated as a corporation for all U.S. tax purposes. In all cases, the determination of whether an entity is a U.S. Subsidiary shall be made in accordance with Code Section 424(f) and the applicable Treasury Regulations

3. Administration of Plan. Subject to oversight by the Board of Directors, the Committee shall have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. In addition, the Committee shall correct any defect or supply any omission or reconcile any inconsistency in the Plan, or in any option granted under the Plan. The Committee shall adopt the form of Enrollment Form and all notices required hereunder. Its interpretations and decisions in respect to the Plan shall, subject as aforesaid, be final and conclusive. The Committee may delegate such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time to a subcommittee of the Committee or to any officer of the Company; provided, that such delegation does not violate state or corporate law or disqualify the Plan under Section 423 of the Code. The Board, the Committee, and their delegates shall not be liable for any decision, determination or action made or taken in good faith in connection with the administration of the Plan.

4. Effective Date of Plan. The Plan shall become effective on the date immediately prior to the date of the effectiveness of the initial public offering of the Company (the “Effective Date”). The first Plan Year shall commence on January 1 of the year following the year in which the Effective Date falls and end on the date that is twelve (12) months thereafter.

5. Term and Termination of Plan. The Plan shall continue in effect until the earlier of the date that (i) the Plan is suspended pursuant to Section 15 and (ii) the Committee or the Board exercises its discretion to terminate the Plan, which may be done in the sole and absolute discretion of the Committee or the Board at any time. Upon any termination of the Plan, the balance, if any, in each Participant’s Account shall be refunded to the Participant within thirty days of such termination, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund may not be possible.

6. Eligibility. Subject to the restrictions in Section 7 below and unless otherwise determined by the Committee in accordance with Section 423 of the Code, every Employee shall be eligible to participate in the Plan beginning on the Effective Date.

7. Ineligible Employees. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted a right to purchase shares of Common Stock under the Plan to the extent that:

(a) immediately after the grant, such Employee would own stock, and/or hold or own options, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary corporation (determined under the rules of Sections 423(b)(3) and 424(d) of the Code); or

(b) immediately after the grant, such Employee’s right to purchase Company Stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any related company would accrue at a rate which exceeds $25,000 in Fair Market Value of such Company Stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time; or

(c) the Employee is a citizen or resident of a jurisdiction other than the United States and (i) the grant of an option under this Plan would be prohibited under the laws of such jurisdiction, or (ii) compliance with the laws of the applicable foreign jurisdiction would cause the Plan to violate the requirements of Code Section 423.

8. Payroll Deductions. Payment for shares of Common Stock purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Said deductions shall be expressed as a whole dollar amount and the value of such deductions shall be subject to the limitations enumerated in Section 12. Amounts deducted from a Participant’s Compensation pursuant to this Section 8 shall be credited to that Participant’s Account. A Participant may decrease their deduction with respect to the then current Offering Period on one occasion per Offering Period so long as such decrease is submitted to the Company at least thirty days prior to the Exercise Date. During an Offering Period, a Participant may discontinue payroll deductions but have the payroll deductions previously made during that Offering Period remain in the Participant’s Account to purchase Common Stock on the next Exercise Date, provided that (i) the Participant is an Employee as of that Exercise Date and (ii) such discontinuance is submitted to the Company at least thirty days prior to the Exercise Date. A Participant may not increase their deduction during an Offering Period with respect to the then current Offering Period. A Participant may increase or decrease their deductions applicable to future Offering Periods so long as such increase or decrease is submitted to the Company at least thirty days before the start of the next Offering Period. Any amount remaining in the Participant’s Account after the purchase of Common Stock shall be refunded without interest within thirty days of receipt of a the written request for refund from the Participant. Any Participant who discontinues payroll deductions during an Offering Period may again become a Participant for a subsequent Offering Period by executing and filing another Enrollment Form in accordance with Section 6.

9. Leaves of Absence. During a paid leave of absence approved by the Employer where the Participant continues to receive Compensation directly from the Employer and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2), a Participant’s elected payroll deductions shall continue unless otherwise elected by the Participant in accordance with Section 8. During a Participant’s (i) unpaid leave of absence or (ii) paid leave of absence where the Participant does not continue to receive Compensation directly from the Employer, in each case, that is approved by the Employer and meets the requirements of Treasury Regulation Section 1.421-1(h)(2), such Participant’s payroll deductions for the Offering Period in effect at the beginning of such leave that were made prior to such leave may remain in the Plan and be used to purchase Common Stock under the Plan on the Exercise Date relating to such Offering Period but no further payroll deductions shall be made until the Participant again becomes eligible to make deductions and participate in the Plan under Section 6. If a participant takes a leave of absence that does not satisfy one of the two sentences above, then for purposes of the Plan the Participant shall be considered to have terminated his or her employment and withdrawn from the Plan.

10. Option Price. The Option Price per share of the Common Stock sold to Participants hereunder shall be the lesser of (i) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the last day of the Offering Period; provided, however, that the Option Price per share of the Common Stock may be adjusted for subsequent Offering Periods by the Committee subject to the requirements of Section 423 of the Code (and in no event shall the Option Price per share be less than the par value of the Common Stock).

11. Purchase of Shares. On each Exercise Date, the amount in a Participant’s Account shall be charged with the aggregate Option Price of the largest number of whole shares of Common Stock which can be purchased with said amount. The balance, if any, in such Account shall be carried forward to the next succeeding Offering Period. As soon as reasonably practicable after each Exercise Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon such Exercise Date. The Committee may permit or require that the shares of Common Stock be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the shares of Common Stock be retained with such Designated Broker for the period of time specified in Section 17 hereof.

12. Limitations on Purchase. Notwithstanding any provisions of the Plan to the contrary, (i) the maximum number of shares of Common Stock that may be purchased by a Participant during an Offering Period shall be determined by multiplying $68.49 by the number of calendar days in the Offering Period and dividing the result by the Fair Market Value on the Offering Period commencement date of such Offering Period and rounding the result down to the next lowest whole number of shares of Common Stock (the “Maximum Offering Period Share Allotment”) and (ii) no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee’s right to purchase Common Stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any related company would accrue at a rate which exceeds $25,000 in Market Value of such Common Stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time (the “$25,000 Limit”).

To the extent necessary to comply with Code Section 423(b)(8) and the limitations on purchase in this Section 12, a Participant’s payroll deductions shall be decreased to the least extent possible without exceeding the Maximum Offering Period Share Allotment or the $25,000 Limit but may be decreased as low as $0 if needed to ensure compliance with these limitations during any Offering period. Payroll deductions shall re-commence at the rate provided in such Participant’s Enrollment Form at the beginning of the next Offering Period, unless further reduction is required to ensure compliance with Code Section 423(b)(8) and the limitations on purchase in this Section 12.

13. Common Stock Reserved. There shall be a maximum of [•] shares of Common Stock reserved for issuance under the Plan, subject to adjustment in accordance with Section 14 hereof. The aggregate number of shares which may be purchased under the Plan shall not exceed the number of shares reserved for issuance under the Plan. The shares of Common Stock issued pursuant to the Plan may be newly issued shares, treasury shares or shares acquired in the open market.

14. Adjustment for Changes in Common Stock. In the event that adjustments are made in the number of outstanding shares of Common Stock or said shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split, recapitalization, or otherwise, the Committee shall make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, (ii) the Maximum Offering Period Share Allotment applicable to then current and future Offering Periods, and (iii) the Option Price and the number of shares of Common Stock covered by each outstanding option under the Plan. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

15. Insufficient Shares. If the aggregate funds available for purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 13 hereof, then (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically be suspended immediately after such Exercise Date.

16. Confirmation. Confirmation of each purchase of Common Stock hereunder shall be made available to the Participant in either written or electronic format. A record of purchases shall be maintained by appropriate entries on the books of the Company (or in such other manner as specified by the Committee).

17. Rights as Shareholders; Restriction on Resale. The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time, the Participant shall not have any of the rights or privileges of a shareholder of the Company with respect to such shares. Notwithstanding anything in this Section 17 or the Plan to the contrary, all Participants shall be prohibited from selling any shares of Common Stock purchased under the Plan prior to the later of (i) the second anniversary of the Offering Date or (ii) the first anniversary of the Exercise Date upon which such shares of Common Stock were purchased, and the Company may enforce this restriction by placing appropriate legends on certificates representing the shares of Common Stock and by issuing appropriate stop transfer instructions to its transfer agent.

18. Voluntary Withdrawal. A Participant may withdraw from the Plan at any time by filing a notice of withdrawal at least thirty days prior to the Exercise Date. No later than thirty days following the Company’s receipt of the notice of withdrawal, the entire amount, if any, in a Participant’s Account shall be refunded to the Participant without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 6 and Section 8 hereof.

19. Termination of Eligibility. If a Participant ceases to be eligible under Section 6 hereof for any reason, then, as of the date the Participant ceases to be eligible, he or she will automatically be deemed to have withdrawn from the Plan and the dollar amount and/or the number of unissued shares in such Participant’s Account will be refunded or distributed to the Participant, or, in the case of death, the Participant’s designated beneficiary or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund or distribution may not be possible.

20. Notices. Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee, delivered by a method acceptable to the Committee, and shall be effective only when received by the Company.

21. Condition of Employment. Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or a U.S. Subsidiary to terminate an Employee.

22. Transfer and Assignment. An option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. Each option shall be exercisable, during the Employee’s lifetime, only by the Employee to whom the option is granted. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an Employee of his or her option or of any rights under his or her option or under the Plan.

23. Withholding of Taxes; Notice of Disqualifying Disposition; Other Charges. To the extent tax withholding or the payment of similar tax obligations is required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company and the Employer for the payment of any withholding or similar tax obligations that arise in connection with the Plan. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company and the Employer shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Participants shall be solely responsible for any commissions or other charges imposed with respect to the purchase or sale of shares of Common Stock pursuant to the terms of this Plan.

24. Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 14 hereof, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Common Stock is listed.

25. Application of Funds. All funds received by the Company or the Employer by reason of purchases of Common Stock hereunder may be used for any corporate purpose.

26. Legal Restrictions. The Company shall not be obligated to sell shares of Common Stock hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation or the rules of the securities exchange upon which the Company’s stock is then listed. Further, all Common Stock acquired pursuant to this Plan shall be subject to the Company’s policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act, shall comply with any applicable provisions of Rule 16b-3. As to such persons, the Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required from time to time by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

27. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

28. Interpretation. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

29. Electronic and/or Telephonic Documentation and Submission. Any of the payroll deduction authorizations, notices, forms, designations and other documents referenced in the Plan and their submission may be electronic and/or telephonic, as directed by the Committee. By participating in the Plan each Participant is deemed to have consented to electronic delivery of any documents related to the Plan or their participation therein for the entire time that the individual is a Participant in the Plan, provided that such delivery complies with the rules, regulations, and guidance issued by the Securities and Exchange Commission and any other applicable government agency.

30. Governing Law. The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law.

31. Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with, and within the meaning of, Section 423 of the Code, all Employees eligible to participate in the Plan who are granted options under the Plan shall have the same rights and privileges.

32. Section 423. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.